DENMARK BANCSHARES, INC.
                                EXHIBIT (23.1)
                   CONSENT OF WILLIAMS, YOUNG & ASSOCIATES

Williams, Young & Associates, LLC
2901 West Beltline Highway
P.O. Box 8700
Madison, WI  53708
1-608-274-8085

INDEPENDENT AUDITORS' CONSENT

Shareholders and Board of Directors
Denmark Bancshares, inc.

We consent to the inclusion of our report dated February 19, 1998, relating to the consolidated statements of financial condition of Denmark Bancshares, Inc. and subsidiaries as of December 31, 1997, 1996, and 1995, and the related consolidated statements of income, shareholders' equity and cash flows and the related schedules for each of the three years in the three year period ended December 31, 1997 in the Form 10-KSB of Denmark Bancshares, Inc. for the fiscal year ended December 31, 1997 and to the use of our name in such form.

WILLIAMS, YOUNG & ASSOCIATES, LLC

(signature of Williams, Young & Associates, LLC)

Madison, Wisconsin
March 12, 1998